November 22, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for October 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

"Client assets increased over the preceding month driven primarily by equity market appreciation and strong advisor retention and recruiting across our multiple affiliation options," said Chair and CEO Paul Reilly. "Clients' domestic cash sweep balances decreased in October due to the payment of client quarterly fee billings and client cash sorting activity, which has continued in November. Investment banking activity remains challenged across the industry, and despite a healthy M&A pipeline, the timing of closings is largely dependent on market conditions."

Operating Data

	As of			% change from
$ in billions	October 31, 2022	October 31, 2021	September 30, 2022	October 31, 2021	September 30, 2022
Client assets under administration	$1,149.5	$1,230.4	$1,093.1	(7)%	5%
Private Client Group assets under administration	$1,095.0	$1,173.8	$1,039.0	(7)%	5%
Private Client Group assets in fee-based accounts	$618.2	$658.5	$586.0	(6)%	5%
Financial assets under management	$181.3	$199.3	$173.8	(9)%	4%

Bank loans, net	$43.6	$25.4	$43.2	72%	1%

Clients’ domestic cash sweep balances	$63.4	$66.8	$67.1	(5)%	(6)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.15 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.